The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 15, 2025

Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023, product supplement no. 2-I dated April 13, 2023 and prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated August , 2025 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract due September 22, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Contract Price of the Commodity Futures Contract on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to 70.00% of the Contract Strike Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing a significant portion or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the final Interest Payment Date). The earliest date on which the notes may be redeemed early is December 19, 2025.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Commodity Futures Contract:	The first nearby month futures contract for WTI crude oil (Bloomberg ticker: CL1) traded on the New York Mercantile Exchange (the “NYMEX”) or, on any day that falls on the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract for WTI crude oil (Bloomberg ticker: CL2) traded on the NYMEX
Contingent Interest Payments:

If the notes have not been redeemed early and, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, a Contingent Interest Payment equal to at least $34.50*.

If, with respect to any Review Date, the Contract Price of the Commodity Futures Contract on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

*The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $34.50 per $1,000 principal amount note.

Interest Barrier / Trigger Level:	70.00% of the Contract Strike Price
Early Redemption:	We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date) at a price for each $1,000 principal amount note equal to $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.
Payment at Maturity:	If the notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Contract Price is less than the Contract Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contract Return)

In no event, however, will the payment at maturity be less than $0.

If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Contract Price is less than the Trigger Level.
Contract Return:	Ending Contract Price – Contract Strike Price Contract Strike Price
Contract Strike Price:	The Contract Price on the Strike Date, which was $63.96. The Contract Strike Price is not determined by reference to the Contract Price on the Pricing Date.
Ending Contract Price:	The Contract Price on the Observation Date
Contract Price:	On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract for WTI crude oil, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” or “CL2,” as applicable, on that day
Strike Date:	August 14, 2025
Pricing Date:	On or about August 15, 2025
Original Issue Date:	On or about August 20, 2025 (Settlement Date)
Review Dates†:	December 16, 2025, March 17, 2026, June 16, 2026 and September 17, 2026
Interest Payment Dates†:	December 19, 2025, March 20, 2026, June 22, 2026 and the Maturity Date
Maturity Date†:	September 22, 2026
CUSIP:	48135NYY6
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.42 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $966.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(1)   the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event —Acceleration of the Notes” in the accompanying product supplement; and

(2)   each of the Review Dates is a “Determination Date” as described in the accompanying product supplement and is subject to postponement as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement.

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Commodity Futures Contract, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes.  Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —	PS-1
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

What Are the Payments on the Notes, Assuming a Range of Performances for the Commodity Futures Contract?

If the notes have not been redeemed early and, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $34.50.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $34.50 per $1,000 principal amount note.  If, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  The following table assumes a Contingent Interest Payment of $34.50 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes, depending on how many Contingent Interest Payments are made prior to early redemption or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
4	$138.00
3	$103.50
2	$69.00
1	$34.50
0	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the notes have not been previously redeemed early.  Each hypothetical payment set forth below also assumes a Contract Strike Price of $100.00, an Interest Barrier and a Trigger Level of $70.00 (equal to 70% of the hypothetical Contract Strike Price) and a Contingent Interest Payment of $34.50 per $1,000 principal amount note.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $34.50 per $1,000 principal amount note.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

The hypothetical Contract Strike Price of $100 has been chosen for illustrative purposes only and does not represent the actual Contract Strike Price.  The actual Contract Strike Price is the Contract Price on the Strike Date and is specified under “Key Terms — Contract Strike Price” in this pricing supplement.  For historical data regarding the actual Contract Prices, please see the historical information set forth under “Historical Information” in this pricing supplement.

JPMorgan Structured Investments —	PS-2
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

Review Dates Prior to the Final Review Date			Final Review Date
Contract Price at Review Date	Appreciation / Depreciation of the Commodity Futures Contract at Review Date	Payment on Interest Payment Date (1)	Ending Contract Price	Contract Return	Payment at Maturity If a Trigger Event Has Not Occurred (1)(2)	Payment at Maturity If a Trigger Event Has Occurred (3)
$180.00	80.00%	$34.50	$180.00	80.00%	$1,034.50	N/A
$170.00	70.00%	$34.50	$170.00	70.00%	$1,034.50	N/A
$160.00	60.00%	$34.50	$160.00	60.00%	$1,034.50	N/A
$150.00	50.00%	$34.50	$150.00	50.00%	$1,034.50	N/A
$140.00	40.00%	$34.50	$140.00	40.00%	$1,034.50	N/A
$130.00	30.00%	$34.50	$130.00	30.00%	$1,034.50	N/A
$120.00	20.00%	$34.50	$120.00	20.00%	$1,034.50	N/A
$110.00	10.00%	$34.50	$110.00	10.00%	$1,034.50	N/A
$105.00	5.00%	$34.50	$105.00	5.00%	$1,034.50	N/A
$100.00	0.00%	$34.50	$100.00	0.00%	$1,034.50	N/A
$95.00	-5.00%	$34.50	$95.00	-5.00%	$1,034.50	N/A
$90.00	-10.00%	$34.50	$90.00	-10.00%	$1,034.50	N/A
$80.00	-20.00%	$34.50	$80.00	-20.00%	$1,034.50	N/A
$70.00	-30.00%	$34.50	$70.00	-30.00%	$1,034.50	N/A
$69.99	-30.01%	N/A	$69.99	-30.01%	N/A	$699.90
$60.00	-40.00%	N/A	$60.00	-40.00%	N/A	$600.00
$50.00	-50.00%	N/A	$50.00	-50.00%	N/A	$500.00
$40.00	-60.00%	N/A	$40.00	-60.00%	N/A	$400.00
$30.00	-70.00%	N/A	$30.00	-70.00%	N/A	$300.00
$20.00	-80.00%	N/A	$20.00	-80.00%	N/A	$200.00
$10.00	-90.00%	N/A	$10.00	-90.00%	N/A	$100.00
$0.00	-100.00%	N/A	$0.00	-100.00%	N/A	$0.00

(1)	You will receive a Contingent Interest Payment in connection with a Review Date if the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to the Interest Barrier.

(2)	A Trigger Event occurs if the Ending Contract Price is less than the Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Contract Price increases from the Contract Strike Price of $100 to an Ending Contract Price of $120 — A Trigger Event has not occurred. The investor receives a payment of $34.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early, a Trigger Event has not occurred and the Ending Contract Price is greater than the Interest Barrier, the investor receives at maturity a payment of $1,034.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $34.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,138 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	PS-3
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

Example 2: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the Contract Price decreases from the Contract Strike Price of $100 to an Ending Contract Price of $70 — A Trigger Event has not occurred. The investor receives a payment of $34.50 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early, a Trigger Event has not occurred and the Ending Contract Price is equal to the Interest Barrier, even though the Ending Contract Price is less than the Contract Strike Price, the investor receives at maturity a payment of $1,034.50 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $34.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,103.50 per $1,000 principal amount note.

Example 3: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Contract Price decreases from the Contract Strike Price of $100 to an Ending Contract Price of $40 — A Trigger Event has occurred. The investor receives a payment of $34.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early, a Trigger Event has occurred and the Contract Return is -60%, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $503.50 per $1,000 principal amount note.

Example 4: The notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Contract Price decreases from the Contract Strike Price of $100 to an Ending Contract Price of $30 — A Trigger Event has occurred. Because the notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Contract Return is -70%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $34.50* per $1,000 principal amount note. If the notes have not been redeemed early and, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $34.50 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date). If the notes are redeemed early, you will receive $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date for each $1,000 principal amount note on the applicable Interest Payment Date on which the notes are redeemed early. Even in cases where the notes are redeemed before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the notes have not been redeemed early, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	RETURN LINKED TO A WTI CRUDE OIL FUTURES CONTRACT — The return on the notes is linked to the official settlement price per barrel on the NYMEX of the first nearby month (or, in some circumstances, the second nearby month) futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX and displayed on the applicable Bloomberg page. For additional information about the Commodity Futures Contract, see the information set forth under “The Underlyings — Commodity Futures Contracts” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-4
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract or in any exchange-traded or over-the-counter instruments based on, or other instruments linked to, the foregoing. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Contract Price is less than the Contract Strike Price. Accordingly, under these circumstances, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Commodity Futures Contract. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is greater than or equal to the Interest Barrier. If the notes have not been redeemed early and, with respect to any Review Date, the Contract Price on that Review Date (in the case of any Review Date other than the final Review Date) or the Ending Contract Price (in the case of the Final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the Contract Price on each Review Date (other than the final Review Date) and the Ending Contract Price are less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from

JPMorgan Structured Investments —	PS-5
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	OWNING THE NOTES IS NOT THE SAME AS OWNING WTI CRUDE OIL FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.

•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date on the applicable Interest Payment Date on which the notes are redeemed early.
•	REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed early prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF THE COMMODITY FUTURES CONTRACT — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of the Commodity Futures Contract, which may be significant. You will not participate in any appreciation in the value of the Commodity Futures Contract. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Commodity Futures Contract during the term of the notes.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Contract Price is less than the Trigger Level (i.e., a Trigger Event occurs) and the notes have not been redeemed early, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Commodity Futures Contract from the Contract Strike Price to the Ending Contract Price.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes

JPMorgan Structured Investments —	PS-6
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Contract Price, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the Contract Price of the Commodity Futures Contract;
•	the time to maturity of the notes;
•	supply and demand trends for WTI crude oil or the exchange-traded futures contracts on that commodity;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

JPMorgan Structured Investments —	PS-7
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Commodity Futures Contract

•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the price of the Commodity Futures Contract. Any future regulatory changes may have a substantial adverse effect on the value of your notes. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the Commodity Futures Contract. See “— The Market Price of WTI Crude Oil Will Affect the Value of the Notes” below. The Contract Price is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	THE MARKET PRICE OF WTI CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Contract Price of the Commodity Futures Contract, we expect that generally the market value of the notes will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. These events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war (e.g., Russia’s invasion of Ukraine and resulting sanctions), natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

•	A DECISION BY THE NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE CONTRACT PRICE — If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the Contract Price to decline significantly.

•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The Commodity Futures Contract reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the

JPMorgan Structured Investments —	PS-8
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked only to commodity spot prices.

•	SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the Commodity Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE CONTRACT PRICE, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the Contract Price of the Commodity Futures Contract and, therefore, the value of your notes.

JPMorgan Structured Investments —	PS-9
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

Historical Information

The following graph sets forth the historical performance of the Commodity Futures Contract based on the weekly historical Contract Prices of the Commodity Futures Contract from January 3, 2020 through August 8, 2025. The Contract Price of the Commodity Futures Contract on August 14, 2025 was $63.96. We obtained the Contract Prices of the Commodity Futures Contract above and below from Bloomberg, without independent verification.

The historical Contract Prices should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on any Review Date. There can be no assurance that the performance of the Commodity Futures Contract will result in the return of any of your principal amount or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-10
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Commodity Futures Contract?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to a WTI Crude Oil Futures Contract” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-11
Callable Contingent Interest Notes Linked to a WTI Crude Oil Futures Contract